Exhibit 10(b)
† Text omitted pursuant to
Item 601(a)(6) of Regulation S-K

PGIM, Inc. and the Noteholders signatory hereto
c/o Prudential Private Capital
2029 Century Park East, Suite 860
Los Angeles, CA 90067
As of April 30, 2024
WD-40 Company
9715 Businesspark Avenue
San Diego, CA 92131
Re:    Fourth Amendment to Note Purchase and Private Shelf Agreement
Ladies and Gentlemen:
Reference is made to that certain Note Purchase and Private Shelf Agreement, dated as of November 15, 2017 (as amended or otherwise modified from time to time, the “Agreement”), by and between WD-40 Company, a Delaware corporation, on the one hand, and PGIM, Inc. and the other Purchasers, on the other hand. Capitalized terms used and not otherwise defined herein shall have the meanings provided in the Agreement.
1.    Amendments to Agreement. Pursuant to the provisions of Section 17 of the Agreement, and subject to the terms and conditions of this letter agreement, the undersigned holders of Notes (the “Noteholders”) and the Company hereby agree that the Agreement is hereby amended, as follows:
(a)    Clause (b) of Section 10.1 is amended and restated, as follows:
“(b)    Liens existing on April 30, 2024 and listed on Schedule 10.1;”
(b)    Section 10.2 is amended and restated, as follows:
“10.2    Investments. The Company will not, and will not permit any Subsidiary to, make or permit to exist any Investments, except:
(a)    Investments held in the form of cash or Cash Equivalents;
(b)    Investments existing on April 30, 2024 and listed on Schedule 10.2;
(c)    Investments in any Person that is a Credit Party prior to giving effect to such Investment;
(d)    Investments by any Subsidiary that is not a Credit Party in any other Subsidiary that is not a Credit Party;
(e)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
(f)    Guaranties permitted by Section 10.3;
(g)    Permitted Acquisitions;
(h)    intercompany loans, advances or capital contributions made by any Credit Party to any of its Subsidiaries which are not Credit Parties (i) made prior to April 30, 2024 and (ii) made on or after April 30, 2024, in an amount not to exceed $25,000,000 in the aggregate at any time outstanding; and
(i)    Investments of a nature not contemplated in the foregoing clauses (x) made prior to April 30, 2024 and (y) made on or after April 30, 2024, in an amount not to exceed the greater of (i) $25,000,000 in the aggregate at any time outstanding, and (ii) the limitation on such Investments provided for in the Bank Credit Agreement, provided that this clause (ii) shall not apply if (1) a Default or Event of Default existed at the time the modification providing for the applicable greater limitation on such Investments under the Bank Credit Agreement became effective, or (2) if any lenders under the Bank Credit Agreement received any remuneration or other consideration for such modification, unless the holders of the Notes concurrently received their ratable share of such remuneration or other consideration.”
(c)    Section 10.5(c) is amended and restated, as follows:
“(c)    other Dispositions so long as (i) the consideration paid in connection therewith shall be paid contemporaneous with consummation of the transaction and shall be in an amount not less than the fair market value of the property disposed of, (ii) such transaction does not involve the sale or other disposition of a minority equity interest in any Subsidiary, (iii) such transaction does not involve a sale or other disposition of receivables other than receivables owned by or attributable to other property concurrently being disposed of in a transaction otherwise permitted under this Section 10.5, and (iv) the aggregate net book value of all of the assets sold or otherwise disposed of by the Company and its Subsidiaries in all such transactions occurring after April 30, 2024 shall not exceed the greater of (a) $40,000,000, and (b) the limitation on such Dispositions provided for under the Bank Credit Agreement, provided that this clause (b) shall not apply if (1) a Default or Event of Default existed at the time the modification providing for the applicable greater limitation on such Dispositions under the Bank Credit Agreement became effective, or (2) if any lenders under the Bank Credit Agreement received any remuneration or other consideration for such modification, unless the holders of the Notes concurrently received their ratable share of such remuneration or other consideration.”
(d)    Section 10.6(d) is amended and restated, as follows:
“(d)    so long as no Default or Event of Default exists immediately prior and after giving effect thereto, the Company may repurchase shares of its capital stock in an aggregate amount not to exceed the greater of (i) $150,000,000 during the period from and including April 30, 2024 to April 30, 2029, and (ii) the limitation on such Restricted Payments provided for in the Bank Credit Agreement, provided that this clause (ii) shall not apply if (1) a Default or Event of Default existed at the time the modification providing for the applicable greater limitation on such Restricted Payments under the

Bank Credit Agreement became effective, or (2) if any lenders under the Bank Credit Agreement received any remuneration or other consideration for such modification, unless the holders of the Notes concurrently received their ratable share of such remuneration or other consideration.”
(e)    Section 10.15 is deleted and replaced with “[Intentionally Omitted]”.
(f)    The Information Schedule is amended and restated in the form set forth as Exhibit A to this letter agreement.
(g)    Schedule B is amended (i) to delete the definition of “Consolidated Capital Expenditures” and (ii) to amend and restate the definition of “Permitted Acquisition”, as follows:
(h)    Each of Schedule 10.1 (Permitted Existing Liens) and Schedule 10.2 (Permitted Existing Investments) is amended and restated in the form attached to this letter agreement as Schedules 10.1 and 10.2, respectively.
““Permitted Acquisition” means an Investment consisting of an Acquisition by any Credit Party or any Subsidiary, provided that (a) the property acquired (or the property of the Person acquired) in such Acquisition is used or useful in the same or a similar line of business as the Company and its Subsidiaries were engaged in on the date hereof (or any reasonable extensions or expansions thereof), (b) in the case of an Acquisition of the equity interests of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition, (c) the Company shall have delivered to the holders of Notes a Pro Forma Compliance Certificate demonstrating that, upon giving effect to such Acquisition, the Credit Parties would be in compliance with the financial covenants set forth in Section 10.11 on a Pro Forma Basis, (d) the representations and warranties made by the Credit Parties in each Transaction Document shall be true and correct in all material respects at and as if made as of the date of such Acquisition (after giving effect thereto), (e) if such transaction involves the purchase of an interest in a partnership between any Credit Party as a general partner and entities unaffiliated with the Company as the other partners, such transaction shall be effected by having such equity interest acquired by a holding company directly or indirectly wholly-owned by such Credit Party newly formed for the sole purpose of effecting such transaction, (f) immediately after giving effect to such Acquisition, there shall be at least $10,000,000 of the sum of (i) availability existing under the revolving commitment of the Bank Credit Agreement and (ii) unrestricted cash and Cash Equivalents of the Company, and (g) such Person or property being acquired in such Acquisition had positive EBITDA for the most recently ended twelve (12) month period preceding the closing of such Acquisition, provided, further, that (i) the condition set forth clause (c) above shall not apply to any individual Acquisition for which the consideration paid in connection therewith is less than $10,000,000 and (ii) during the term of this Agreement, the aggregate consideration paid in connection with all Acquisitions made in reliance on the foregoing clause (i) hereof shall not exceed $40,000,000.”
2.    Limitation of Modifications. The modifications effected in this letter agreement shall be limited precisely as written and shall not be deemed to be (a) an amendment, consent, waiver or other modification of any other terms or conditions of the Agreement or any other document related to the Agreement, or (b) a consent to any future amendment, consent, waiver or other modification. Except as expressly set forth in this letter agreement, each of the Agreement and the documents related to the Agreement shall continue in full force and effect. The parties hereto acknowledge and agree that this letter agreement constitutes a Transaction Document.

3.    Representations and Warranties. The Company hereby represents and warrants as follows: (i) No Default or Event of Default has occurred and is continuing (both immediately before and immediately after giving effect to the effectiveness of this letter agreement); (ii) the Company’s entering into and performance of the Agreement, as modified by this letter agreement, has been duly authorized by all necessary corporate and other action and do not and will not require any registration with, consent or approval of, or notice to or action by, any Person (including any Governmental Authority) in order to be effective and enforceable; (iii) the Agreement, as modified by this letter agreement, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors’ rights or by general principles of equity; (iv) no fee or other remuneration will be provided to any of the parties to the Bank Credit Agreement as consideration for the amendments provided under the Bank Credit Agreement referred to below in clause (ii) of Section 4 (other than a customary fee in consideration of the extension of the maturity date for the credit facilities under the Bank Credit Agreement); and (v) immediately after giving effect to this letter agreement, each of the representations and warranties of the Company set forth in the Agreement is true and correct as of the date hereof (except to the extent such representations and warranties expressly relate to another date, in which case such representations and warranties are true and correct as of such other date).
4.    Effectiveness.    This letter agreement shall become effective, as of the date hereof, on the date on which (i) the Noteholders shall have received a fully executed counterpart of this letter agreement from each Credit Party, (ii) the Noteholders shall have received a copy of the fully executed Bank Credit Agreement in form and substance reasonably satisfactory to the Required Holders, and (iii) the Company shall have paid, by wire transfer of immediately available funds, all reasonable fees, charges and disbursements of counsel to the Noteholders in connection with this letter agreement.
5.    Miscellaneous.
    (a)    This document may be executed in multiple counterparts, which together shall constitute a single document. Delivery of executed counterparts of this letter agreement by telefacsimile or other secure electronic format (pdf) shall be effective as an original.
    (b)    This letter agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the internal laws of New York, excluding choice-of-law principles of the law of such state that would permit the application of the laws of a jurisdiction other than such state.
[Remainder of the page intentionally left blank]

If you are in agreement with the foregoing, please sign this letter agreement in the space indicated below whereupon, subject to the conditions expressed herein, it shall become a binding agreement among each party named as a signatory hereto.
Sincerely,

PGIM, INC.

By:	/s/ T.J. FLANAGAN III
Vice President

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, as a holder of Series A Notes, Series B Notes and Series C Notes

By:	PGIM, Inc., as investment manager

By:	/s/ T.J. FLANAGAN III
Vice President

FARMERS INSURANCE EXCHANGE, as a holder of Series A Notes

By:	PGIM Private Placement Investors, L.P. (as Investment Advisor)

By:	PGIM Private Placement Investors, Inc. (as its General Partner)

By:	/s/ T.J. FLANAGAN III
Vice President

MID CENTURY INSURANCE COMPANY, as a holder of Series A Notes

By:	PGIM Private Placement Investors, L.P. (as Investment Advisor)

By:	PGIM Private Placement Investors, Inc. (as its General Partner)

By:	/s/ T.J. FLANAGAN III
Vice President

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY, as a holder of Series B Notes

By:	PGIM, Inc., as investment manager

By:	/s/ T.J. FLANAGAN III
Vice President

Accepted and agreed to as of the date first appearing above:

WD-40 COMPANY, a Delaware corporation

By:	/s/ SARA K. HYZER
Name:	Sara K. Hyzer
Title:	Chief Financial Officer

Each of the Guarantors hereby (a) consents to and agrees to be bound by the amendments and other modification effected by this letter agreement and the other transactions contemplated hereby, (b) reaffirms its obligations under the Multiparty Guaranty and its waivers, as set forth in the Multiparty Guaranty, of each and every one of the possible defenses to such obligations, and (c) reaffirms that its obligations under the Multiparty Guaranty are separate and distinct from the obligations of the Company under the Agreement and the Notes.

WD-40 MANUFACTURING COMPANY, a California corporation

By:	/s/ STEVEN A. BRASS
Name:	Steven A. Brass
Title:	President

HPD LABORATORIES INC., a Delaware corporation

By:	/s/ STEVEN A. BRASS
Name:	Steven A. Brass
Title:	President

HEARTLAND CORPORATION, a Kansas corporation

By:	/s/ STEVEN A. BRASS
Name:	Steven A. Brass
Title:	President

WD-40 COMPANY LIMITED, a company incorporated in England and Wales

By:	/s/ STEVEN A. BRASS
Name:	Steven A. Brass
Title:	Director

EXHIBIT A
INFORMATION SCHEDULE
Authorized Officers for PIM

T.J. Flanagan III Vice President PRUDENTIAL PRIVATE CAPITAL 2029 Century Park East, Suite 860 Los Angeles, California 90067 Telephone: † Facsimile: † Email: †	Adolfo Cabrera Senior Vice President PRUDENTIAL PRIVATE CAPITAL 2029 Century Park East, Suite 860 Los Angeles, California 90067 Telephone: † Facsimile: † Email: †
Jason Richardson Managing Director PRUDENTIAL PRIVATE CAPITAL 2029 Century Park East, Suite 860 Los Angeles, California 90067 Telephone: † Facsimile: † Email: †	James McCrane PRUDENTIAL PRIVATE CAPITAL Prudential Tower, 655 Broad Street 16th Floor – South Tower Newark, New Jersey 07102 Telephone: † Facsimile: †
Authorized Officers for the Company

Sara Hyzer Vice President, Finance; and Chief Financial Officer WD-40 COMPANY 9715 Businesspark Avenue San Diego, CA 92131 Telephone: † Email: †	Phenix Kiamilev Vice President, General Counsel and Corporate Secretary WD-40 COMPANY 9715 Businesspark Avenue San Diego, CA 92131 Telephone: † Email: †
Steven Brass President and Chief Executive Officer WD-40 COMPANY 9715 Businesspark Avenue San Diego, CA 92131 Telephone: † Email: †	Scott Farrell Vice President, Corporate Tax, Risk and Treasurer WD-40 COMPANY 9715 Businesspark Avenue San Diego, CA 92131 Telephone: † Email: †

Schedule 10.1
Existing Permitted Liens
1.    UCC-1 Financing Statement No. 2022 5364815 was filed June 27, 2022 with the Delaware Department of State naming WD-40 Company as debtor with respect to the lease of various Canon copiers, printers, faxes and scanners by WD-40 Company from South Coast Copy System, the secured party.

Schedule 10.2
Existing Permitted Investments

Prior Acquisitions of listed brands / trademarks

1)    3-In-One brand
2)    HPD Laboratories, Inc. (Carpet Fresh, 2000 Flushes and X-14 brands)
3)    Heartland Corporation (Spot Shot brand)
4)    Lava brand
5)    Solvol brand (Australia)
6)    1001 brand (U.K.)
7)    GT85 brand (U.K.)

Prior Intercompany Loans

Intercompany Loan #1 between WD-40 Company, (Delaware) and WD-40 Holding Limited (UK)

Guarantors:                None
Collateral                None
Currency:                GBP
Type:                    Term Loan
Amount Outstanding:            £6,500,000
Origination Date:                April 1, 2004
Original Maturity:            March 31, 2014
Rollover Maturity             March 31, 2024